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Exhibit 10.9A

                               SECOND AMENDMENT
                                      TO
                        GARDEN FRESH RESTAURANT CORP.
                     VARIABLE DEFERRED COMPENSATION PLAN
                                FOR EXECUTIVES



  Pursuant to Section 11.1 of the Garden Fresh Restaurant Corp. Variable Deferred Compensation Plan for Executives (the "Plan"), said Plan is amended as follows:

  1. Section 4.3 of the Plan relating to the amount of Matching Contributions made by Garden Fresh Restaurant Corporation is amended to add a new subsection
(III) to read as follows effective for the Plan Year beginning January 1, 1999:

      (III) 100% of deferrals up to $12,000 in deferrals (maximum $12,000 match). This enhanced match benefit is only for executive employees listed on Appendix II to the Plan.


  2. Section 9.1 of the Plan relating to the amount of the death benefit payable under the Plan to eligible participants is amended to add the following sentence after the second sentence of said section:

      For eligible Participants who are executives named in Appendix II to the Plan, the Company offers a death benefit of $250,000.


  3.  The Plan is amended to add a new Appendix II to read as follows:

      Appendix II

      Executive Employees entitled to Appendix II enhanced benefits under Plan Sections 4.3 (III) and 9.1: Ken Keane

  4. The effective date of this Second Amendment to the Plan is January 1, 1999.

          GARDEN FRESH RESTAURANT CORP.


          By:          /s/ D W QUALLS

          Its:         CFO - Secretary

          Date:        3-30-99